Exhibit 99



FOR IMMEDIATE RELEASE

Contact:
Pittway Corporation, Chicago
Edward J. Schwartz, 312/831-1070

For background information on Pittway:
Edelman Worldwide, Chicago
Mark McCall, 312/240-2640


PITTWAY PLANS PENTON SPINOFF;
PENTON TO ACQUIRE THREE COMPANIES


Chicago, IL (December 1, 1997) -- Pittway Corporation (NYSE: PRYA) announced today that its Penton Publishing subsidiary has signed letters of intent to acquire three separate business media companies. One of the acquisitions is contingent on Pittway spinning off Penton to the Pittway shareholders in a tax-free distribution. Although Pittway did not identify the three privately owned companies or provide other details of the transactions, it anticipates that, in the aggregate, they will add 10 to 15 percent to Penton's sales.

All three acquisitions are subject to the execution of definitive combination agreements, among other conditions. In addition, the acquisition tied to the spinoff is subject to receipt of a favorable ruling on the spinoff from the Internal Revenue Service. Pittway expects the acquisition/spinoff to be completed in the second quarter of 1998. The other two transactions are expected to close in the next thirty to sixty days.

As required by Pittway's charter, the spinoff distribution of Penton will be made proportionately to all Pittway stockholders without distinction between Pittway's Common and Class A shares. The number of shares of Penton stock to be distributed per share of Pittway stock has not been determined at this time.

In making the announcement, King Harris, President and CEO of Pittway, stated: "Penton is about to take another important step in its distinguished 105-year history. Its resurgence over the last five years will be aided further by these new media properties. The acquisitions also will add seasoned professional management teams to Penton's own first-rate management group. Tom Kemp, Penton's CEO, is fully committed to expanding Penton's business and making it one of the leading media companies in the United States. We expect Penton to thrive as a free-standing, publicly traded company."

Penton is a publisher and printer of trade magazines, directories and other business-to-business media products and a producer of trade shows, conferences and direct mail marketing materials. In 1996 Penton had revenues of $188 million, or 17 percent of Pittway's consolidated revenues. For the first nine months of 1997, Penton's revenues were $153 million, 10 percent ahead of year ago amounts. Substantially all of Pittway's other revenues come from its alarm group, which manufactures and distributes burglar and commercial fire alarm equipment and other low voltage products.

This press release, other than historical financial information, contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward looking statements include: the risk that one or more of the pending acquisitions will not be be completed, that the spinoff may not occur and that the anticipated financial results for one or more of the companies to be acquired may not be achieved, and other factors set forth in Item 1 of Pittway's annual report on Form 10-K for the year ended December 31, 1996. These include risks and uncertainties relating to government regulation, competition and technological change, intellectual property rights, capital spending, international operations, and risks associated with the Company's acquisition strategies.



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